Exhibit 99.6

Dear___,
We are pleased to announce that Validus Holdings (“Validus”) and American International Group (“AIG”) have reached agreement on the terms of a recommended cash offer pursuant to which AIG will acquire the entire issued share capital of Validus. It is anticipated that the acquisition will close in mid-2018, subject to a vote by our shareholders and customary regulatory approvals.

Our partnership with AIG brings together two highly complementary companies with strong prospects and limited overlap. Validus’ reinsurance underwriting expertise, market access, and research capabilities and AlphaCat’s strong partnership with ILS investors are core motivations for AIG in the acquisition.

Validus Re and AlphaCat will operate within AIG’s General Insurance business largely as they do today,drawing from the strength of their management and underwriting teams. AlphaCat will continue to access the reinsurance and retrocession markets through Validus Services and the research/modeling capabilities of Validus Research. Moreover, AlphaCat will now have direct access to a much deeper and broader universe of insurance risk, further enhancing our ability to deliver attractive risk-adjusted return to our clients.

We are excited about this development. Should you have any questions, or concerns you would like to address, please contact us any time.

Thank you for your continued support!

Best Regards,

Lixin and Paschal

Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, Validu will file with the Securities and Exchange Commission ("SEC") a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction.  This material is not a substitute for the proxy statement or any other document which Validus may file with the SEC.  INVESTORS IN AND SECURITY HOLDERS OF VALIDUS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by Validus through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of Validus:

Investor Relations
Validus Holdings, Ltd.
441-278-9000
investor.relations@validusholdings.com
Participants in the Solicitation
Validus and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Validus’ shareholders in connection with the proposed transaction. Information regarding Validus’ directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Validus’ annual proxy statement filed with the SEC on March 16, 2017. A more complete description will be available in the proxy statement on Schedule 14A. You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC. All such documents, when filed or furnished, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus at the Investor Relations contact above.